Exhibit 99.1

December 30, 2015

Liberty Media Corporation to Present at the Citi Global Internet, Media and Telecommunications Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) (“Liberty”) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the Citi Global Internet, Media and Telecommunications Conference on Wednesday, January 6th at 5:00 p.m., P.S.T. (8:00 p.m., E.S.T.) at the Bellagio Hotel in Las Vegas, NV.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook and the proposed creation of the Liberty Braves Group tracking stock, the Liberty SiriusXM Group tracking stock and the Liberty Media Group tracking stock.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) operates and owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Braves Holdings, LLC, its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty’s existing common stock or Liberty’s proposed Liberty Braves Group tracking stock, Liberty SiriusXM Group tracking stock or Liberty Media Group tracking stock. The offer and sale of shares of the proposed tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement filed with the SEC regarding the proposed tracking stocks, including the preliminary proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials with respect to the creation of the proposed tracking stocks to be filed with the SEC (a preliminary filing of which has been made with the SEC).

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Media Corporation